Exhibit 99.1

Investor Relations Contact:

Jim Pirak

(425) 256-8284

jim.pirak@symetra.com

Media Relations Contact:

Diana McSweeney

(425) 256-6167

diana.mcsweeney@symetra.com

SYMETRA REPORTS FOURTH QUARTER AND

FULL-YEAR RESULTS FOR 2011

BELLEVUE, Wash. — (Feb. 1, 2012) — Symetra Financial Corporation (NYSE: SYA) today reported fourth quarter 2011 net income of $74.2 million, or $0.54 per diluted share. This compares with $62.2 million, or $0.45 per diluted share, in fourth quarter 2010. For full-year 2011, Symetra produced net income of $199.6 million, or $1.45 per diluted share, compared with $200.9 million, or $1.48 per diluted share, in 2010.

Adjusted operating income1 was $51.6 million, or $0.38 per diluted share, in fourth quarter 2011, compared with $48.0 million, or $0.35 per diluted share, in fourth quarter 2010. For full-year 2011, Symetra generated adjusted operating income of $194.1 million, or $1.41 per diluted share, compared with $175.2 million, or $1.29 per diluted share, in 2010.

Summary Financial Results (In millions, except per share data)	Three Months Ended December 31		Twelve Months Ended December 31
	2011	2010	2011	2010
Net Income	$74.2	$62.2	$199.6	$200.9
Per Diluted Share of Common Stock	$0.54	$0.45	$1.45	$1.48

Adjusted Operating Income	$51.6	$48.0	$194.1	$175.2
Per Diluted Share of Common Stock	$0.38	$0.35	$1.41	$1.29

Return on Equity			7.3%	9.3%

Operating Return on Average Equity			9.5%	9.8%

Symetra posted a 7.3% return on equity (ROE) for 2011, compared with 9.3% in 2010. Operating return on average equity (ROAE)1 for 2011 was 9.5%, compared with 9.8% in 2010.

“We finished the year with a strong fourth quarter and operating income growth in three of our four business segments,” said Tom Marra, Symetra’s president and chief executive officer. “The Benefits segment’s loss ratio for the quarter was stellar, and we continue to be pleased with the performance of the recently acquired American United Life (AUL) medical stop-loss business. Income on higher account values improved fourth quarter earnings in Deferred Annuities, while higher bank-owned life insurance account values boosted Life results. Income Annuities earnings declined in the fourth quarter, in part due to mortality losses.”

Fourth Quarter 2011 Summary

•	Benefits posted a loss ratio of 59.6%, reflecting favorable claims experience — including AUL medical stop-loss business.

•	Deferred Annuities posted higher account values and higher interest spreads compared with fourth quarter 2010 results.

•	Income Annuities earnings declined due to higher mortality losses and lower interest spreads than year-ago levels.

•	Life results benefitted from increased bank-owned life insurance (BOLI) account values, partially offset by higher individual claims.

•	Net realized investment gains were $34.1 million, an improvement over gains of $23.0 million in the same quarter of 2010.

Fourth quarter 2011 results included the following pretax items of note, which increased overall adjusted operating income by $4.2 million pretax, and $2.7 million after tax:

•

Investment income of $17.8 million related to investment prepayments (primarily bond make-whole payments in the Deferred Annuities and Life segments), offset by related unlocking expenses of $4.8 million.

•	High mortality losses of $3.9 million in the Income Annuities segment.

•	Operating expense charges of $3.0 million related to amortization and guaranty fund expenses.

•	Reserve modifications resulting in a $1.9 million charge against Life segment earnings.

“Despite the tough interest rate environment, we made steady progress on our Grow & Diversify initiatives in 2011,” said Marra. “We rolled out our new Edge Pro fixed indexed annuity and Symetra Classic Universal Life products, and we advanced our plans to develop a new, no-commission variable annuity. We added more stop-loss business to our books through the AUL transaction, and we built a seasoned leadership team to expand our group life and disability income business. Near the end of the year, we launched an exciting new brand that captures our spirit as a company on the rise.”

Going forward, Marra said the company will maintain its focus on core businesses while pursuing several initiatives introduced in 2011 to accelerate the pace of growth and diversification in Symetra’s three divisions. “In the Benefits Division, we intend to broaden our group life and disability income portfolio by developing short-term disability claims services to support mid-sized employers. The rollout of a low-cost variable annuity with no living benefits is a priority for our Retirement Division team. In the Life Division, we’re continuing our work to enhance our product offerings and expand our distribution. Greater product diversity across the company will help create additional growth opportunities for us in all interest rate environments,” he said.

BUSINESS SEGMENT RESULTS

Segment Pretax Adjusted Operating Income (Loss) (In millions)	Three Months Ended December 31		Twelve Months Ended December 31
	2011	2010	2011	2010
Benefits (formerly called ‘Group’)	$24.4	$21.0	$79.2	$71.6
Deferred Annuities	27.9	20.9	102.1	81.3
Income Annuities	6.5	10.9	35.1	33.2
Life	18.2	17.3	64.9	74.9
Other	(5.2)	(2.0)	(10.7)	(11.4)

Subtotal	$71.8	$68.1	$270.6	$249.6
Less: Income Taxes*	20.2	20.1	76.5	74.4

Adjusted Operating Income	$51.6	$48.0	$194.1	$175.2

*	Represents the total provision for income taxes adjusted for the tax effect on net realized investment gains (losses) and on net realized and unrealized investment gains (losses) on fixed index annuity (FIA) options at the U.S. federal income tax rate of 35%.

Benefits Division

The Benefits segment (formerly called “Group”), which includes medical stop-loss, limited benefit medical, and group life and disability income insurance, generated fourth quarter 2011 pretax adjusted operating income of $24.4 million, compared with $21.0 million in fourth quarter 2010. For full-year 2011, pretax adjusted operating income was $79.2 million, compared with $71.6 million in 2010. Operating income increased in the fourth quarter and for the full year due to loss ratio improvement and the July 1, 2011 AUL stop-loss transaction, which was accretive to earnings.

The fourth quarter 2011 loss ratio was 59.6%, compared with 60.5% in the prior-year period. The full-year 2011 loss ratio was 63.1%, compared with 64.9% in 2010. Results for 2011 include the AUL policies, which generated loss ratios slightly favorable to Symetra’s long-term target range of 63%-65%. Loss ratios for the fourth quarter and full-year 2011 reflected a lower frequency and severity of claims than a year ago.

Sales in fourth quarter 2011 were $26.5 million, compared with $15.1 million in 2010, driven by higher medical stop-loss sales. For full-year 2011, the Benefits segment delivered $118.7 million in sales, up from $95.5 million in 2010. Higher production from all products, led by particularly strong stop-loss sales, contributed to the year-over-year improvement.

Retirement Division

The Deferred Annuities segment, which includes fixed and variable deferred annuities, produced $27.9 million in pretax adjusted operating income in fourth quarter 2011, compared with $20.9 million in the same quarter of 2010. For full-year 2011, pretax adjusted operating income totaled $102.1 million, compared with $81.3 million in 2010. Fourth quarter results included $6.3 million of investment prepayment-related income, net of unlocking. Higher account values and higher interest spreads contributed to improved operating income in fourth quarter and full-year 2011. Total account values reached $11.3 billion at year-end, up 13% from $10.0 billion at the end of 2010.

Impacted by lower interest rates, sales of deferred annuities were $356.8 million in fourth quarter 2011, down from $522.9 million in the fourth quarter of 2010. A significant portion of sales in fourth quarter 2011 were from a new product introduction at a single bank, while sales at several other banks dropped substantially.

The Income Annuities segment, which includes single premium immediate annuities (SPIAs) and structured settlements, had pretax adjusted operating income of $6.5 million in fourth quarter 2011, compared with $10.9 million in fourth quarter 2010. Contributing to the earnings decline in fourth quarter 2011 were higher mortality losses and lower prepayment speed adjustment income on mortgage-backed securities (MBS). Mortality losses were $3.9 million in fourth quarter 2011, compared with losses of $0.6 million a year ago. Prepayment speed adjustment income on MBS decreased $2.9 million compared with fourth quarter 2010. For full-year 2011, Income Annuities produced $35.1 million in pretax adjusted operating income, up from $33.2 million in 2010. Mortality gains and funding services activity more than offset the impact of lower reserves and lower prepayment speed adjustment income on MBS, leading to the year-over-year increase in earnings. For full-year 2011, mortality gains were $0.3 million, compared with mortality losses of $2.6 million in 2010.

Income Annuities sales were $54.1 million in fourth quarter 2011, and $221.9 million for the full year. This compares with sales of $67.9 million in fourth quarter 2010 and sales of $260.0 million for full-year 2010. Symetra’s focus on shorter duration SPIAs in the retail market to reduce reinvestment rate risk resulted in lower overall sales for the year.

Life Division

The Life segment, which includes term, single premium life (SPL), universal life and BOLI, reported pretax adjusted operating income of $18.2 million for fourth quarter 2011, compared with $17.3 million in fourth quarter 2010. For the full year, the Life segment produced $64.9 million in pretax adjusted operating income, down from $74.9 million in 2010. Higher BOLI account values bolstered fourth quarter and full-year 2011 operating income, partially offset by higher individual life claims. Fourth quarter 2011 results included $4.9 million of investment prepayment-related income, partially offset by $1.9 million in net reserve increases. The higher full-year earnings in 2010 included $7.4 million related to a reserve release.

Individual life sales were $3.1 million in fourth quarter 2011, up from sales of $2.4 million in the same quarter a year ago. For the full year, individual life sales were $11.7 million in 2011, compared with sales of $10.2 million in 2010. There were no BOLI sales in 2011 as low interest rates made for a challenging environment for new business. BOLI sales in 2010 were $46.1 million.

Other

The Other segment, which includes unallocated corporate income and expenses, interest expense on debt and other income outside of Symetra’s four business segments, posted a pretax adjusted operating loss of $5.2 million in fourth quarter 2011, compared with a pretax adjusted operating loss of $2.0 million in the same quarter of 2010. Fourth quarter 2011 results reflected a decline in investment income from alternative investments. For full-year 2011, the Other segment recorded a pretax adjusted operating loss of $10.7 million, compared with a $11.4 million loss in 2010.

Investment Portfolio

Net realized investment gains were $34.1 million in fourth quarter 2011, compared with net gains of $23.0 million in fourth quarter 2010. For the full year, net realized investment gains were $7.0 million, compared with net gains of $39.8 million in 2010.

The majority of net investment gains is associated with Symetra’s equity investments, which are marked to market and reflect volatility in the stock market. Equity investments produced net gains of $38.5 million in fourth quarter 2011, compared with net gains of $18.5 million in fourth quarter 2010. For full-year 2011, Symetra’s equity investments had net losses of $9.1 million, compared with net gains of $32.6 million in 2010.

Stockholders’ Equity

Total stockholders’ equity, or book value, as of Dec. 31, 2011 was $3,134.0 million, or $22.77 per share, compared with $3,060.0 million, or $22.24 per share, as of Sept. 30, 2011.

Adjusted book value per share, as converted,1 was $16.99 per share as of Dec. 31, 2011, up from $16.51 per share as of Sept. 30, 2011.

Symetra Life Insurance Company ended 2011 with an estimated risk-based capital (RBC) ratio of 457% and statutory capital and surplus, including asset valuation reserve (AVR), of $2,043.5 million. As a result of the low interest rate environment, a $60.0 million pretax statutory cash-flow testing reserve was established as of Dec. 31, 2011. This reserve does not impact the company’s consolidated GAAP financial statements.

2012 Earnings Guidance

As announced on Dec. 9, 2011, Symetra expects to generate 2012 adjusted operating income per diluted share of $1.25-$1.40. Among the factors that could drive actual results toward the upper, middle or lower end of the guidance range are changes in the interest rate environment; Benefits Division loss ratio relative to long-term target; timing and success of product launches; amount of issuance and yields on commercial mortgage loans; increases or decreases in the amount of prepayments in the investment portfolio; returns on alternative investment portfolio; mortality experience; life and annuity sales levels; and achievement of target cash balances.

Additional Financial Information

This press release and the fourth quarter and full-year 2011 financial supplement are posted on the company’s website at http://investors.symetra.com. Investors are encouraged to review all of these materials.

Management to Review Results on Conference Call and Webcast

Symetra’s senior management team will discuss the company’s fourth quarter and full-year 2011 performance with investors and analysts on Thursday, Feb. 2, 2012 at 10 a.m., Eastern Time (7 a.m., Pacific Time). To listen by phone, dial 1-888-680-0893. For international callers, dial 617-213-4859. The passcode is 32758397. Participants are encouraged to pre-register for the call at www.symetra.com/earnings. Pre-registrants will be issued a PIN to use when dialing into the live call, which will provide quick access to the conference by bypassing the operator.

To listen to a live webcast of the conference call, go to http://investors.symetra.com. Listeners should go to the website at least 15 minutes before the call and test the compatibility of their computer. Links will be available to download any necessary audio software.

A replay of the call will be available at approximately 1 p.m., Eastern Time (10 a.m., Pacific Time) on Feb. 2, 2012, by dialing 1-888-286-8010. For international callers, dial 617-801-6888. The passcode is 75175980. The replay will be available by phone through Feb. 9, 2012. To access the replay of the conference call over the Internet, visit http://investors.symetra.com.

Use of Non-GAAP Measures

1 Symetra uses both U.S. generally accepted accounting principles (GAAP) and non-GAAP financial measures to track the performance of its operations and financial condition. Definitions of each non-GAAP measure are provided below, and reconciliations to the most directly comparable GAAP measures are included in the tables at the end of this press release. These measures are not substitutes for GAAP financial measures. For more information about these non-GAAP measures, please see the company’s 2010 Annual Report on Form 10-K.

This press release may include non-GAAP financial measures entitled “adjusted operating income,” “adjusted operating income per diluted share,” “adjusted book value,” “adjusted book value, as converted,” “adjusted book value per share, as converted” and “operating return on average equity.” The company defines adjusted operating income as net income, excluding after-tax net investment gains (losses) and including after-tax net investment gains (losses) on fixed indexed annuity (FIA) options. Adjusted operating income per diluted share is defined as adjusted operating income divided by diluted common shares outstanding. Adjusted book value is defined as stockholders’ equity, less accumulated other comprehensive income (loss), or AOCI. Adjusted book value, as converted, is defined as stockholders’ equity, less AOCI plus the assumed proceeds from exercising the outstanding warrants. Adjusted book value per share, as converted, is calculated as adjusted book value, as converted, divided by the sum of outstanding common shares and shares subject to outstanding warrants. Operating return on average equity consists of adjusted operating income for the most recent four quarters, divided by average ending adjusted book value for the most recent five quarters.

Definition of Selected Operating Performance Measures

The company reports selected operating performance measures, which are commonly used in the insurance industry. These measures are described here:

Loss ratio — Represents policyholder benefits and claims incurred divided by premiums earned.

Sales — For the Benefits segment, sales represent annualized first-year premiums for new policies. For the Deferred Annuities and Income Annuities segments, sales represent deposits for new policies. For the Life segment, sales represent annualized first-year premiums for recurring premium products, and 10% of new deposits for BOLI and other single premium products.

About Symetra

Symetra Financial Corporation (NYSE: SYA) is a diversified financial services company based in Bellevue, Wash. In business since 1957, Symetra provides employee benefits, annuities and life insurance through a national network of benefit consultants, financial institutions, and independent agents and advisors. For more information, visit www.symetra.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of current or historical facts included or referenced in this release that address activities, events or developments that we expect or anticipate will or may occur in the future, are forward-looking statements. The words “will,” “believe,” “intend,” “plan,”

“expect,” “anticipate,” “project,” “estimate,” “predict,” “potential” and similar expressions also are intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to Symetra’s:

•

estimates or projections of revenues, net income (loss), net income (loss) per share, adjusted operating income (loss), adjusted operating income (loss) per share, market share or other financial forecasts;

•	trends in operations, financial performance and financial condition;

•	financial and operating targets or plans; and

•	business and growth strategy, including prospective products, services and distribution partners.

These statements are based on certain assumptions and analyses made by Symetra in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate under the circumstances. Whether actual results and developments will conform to Symetra’s expectations and predictions is subject to a number of risks, uncertainties and contingencies that could cause actual results to differ materially from expectations, including, among others:

•	the effects of fluctuations in interest rates and a prolonged low interest rate environment;

•	general economic, market or business conditions, including further economic downturns or other adverse conditions in the global and domestic capital and credit markets;

•	investment losses;

•	recorded reserves for future policy benefits and claims subsequently proving to be inadequate or inaccurate;

•	deviations from assumptions used in setting prices for insurance and annuity products or establishing cash-flow testing reserves;

•	continued viability of certain products under various economic and other conditions;

•	market pricing and competitive trends related to insurance products and services;

•	changes in amortization of deferred policy acquisition costs and deferred sales inducements;

•	financial strength or credit ratings downgrades;

•	the availability and cost of capital and financing;

•	the continued availability and cost of reinsurance coverage;

•	changes in laws or regulations, or their interpretation, including those that could increase Symetra’s business costs and required capital levels;

•	the ability of subsidiaries to pay dividends to Symetra;

•	Symetra’s ability to successfully execute on its Grow & Diversify strategy;

•	the effects of implementation of the Patient Protection and Affordable Care Act;

•	the effects of implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•	the effects of implementation of the new accounting standard for deferred acquisition costs; and

•

the risks that are described from time to time in Symetra’s filings with the U.S. Securities and Exchange Commission, including those in Symetra’s 2010 Annual Report on Form 10-K and 2011 quarterly reports on Form 10-Q.

Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Symetra will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Symetra or its business or operations. Symetra assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

###

Symetra Financial Corporation

Consolidated Income Statement Data

(in millions, except per share data)

(unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2011	2010	2011	2010
Revenues
Premiums	$149.7	$118.3	$540.5	$473.0
Net investment income	333.2	311.0	1,270.9	1,199.4
Policy fees, contract charges and other	44.6	43.1	180.7	166.3
Net realized investment gains (losses):
Total other-than-temporary impairment losses on securities	(4.2)	(23.1)	(13.2)	(53.3)
Less: portion recognized in other comprehensive income	(1.3)	16.9	(0.9)	32.4

Net impairment losses recognized in earnings	(5.5)	(6.2)	(14.1)	(20.9)
Other net realized investment gains	39.6	29.2	21.1	60.7

Total net realized investment gains	34.1	23.0	7.0	39.8

Total revenues	561.6	495.4	1,999.1	1,878.5

Benefits and expenses
Policyholder benefits and claims	96.0	80.2	381.4	335.1
Interest credited	243.2	231.7	925.9	899.5
Other underwriting and operating expenses	82.2	69.8	296.1	256.7
Interest expense	8.1	8.0	32.1	31.9
Amortization of deferred policy acquisition costs	25.5	15.8	84.6	66.2

Total benefits and expenses	455.0	405.5	1,720.1	1,589.4

Income from operations before income taxes	106.6	89.9	279.0	289.1

Provision (benefit) for income taxes
Current	17.7	11.6	86.0	57.7
Deferred	14.7	16.1	(6.6)	30.5

Total provision for income taxes	32.4	27.7	79.4	88.2

Net income	$74.2	$62.2	$199.6	$200.9

Net income per common share
Basic	$0.54	$0.45	$1.45	$1.48
Diluted	$0.54	$0.45	$1.45	$1.48

Weighted-average number of common shares outstanding
Basic	137.585	137.174	137.491	135.609
Diluted	137.595	137.179	137.503	135.618
Cash dividends declared per common share	$0.06	$0.05	$0.23	$0.15

Non-GAAP financial measures
Adjusted operating income	$51.6	$48.0	$194.1	$175.2

Reconciliation to net income
Net income	$74.2	$62.2	$199.6	$200.9
Less: Net realized investment gains (net of taxes)*	22.2	15.0	4.6	25.9
Add: Net investment gains (losses) on FIA options (net of taxes)**	(0.4)	0.8	(0.9)	0.2

Adjusted operating income	$51.6	$48.0	$194.1	$175.2

*	Net realized investment gains are reported net of taxes of $11.9, $8.0, $2.4 and $13.9 for the three and tw elve months ended December 31, 2011 and 2010, respectively.
**	Net investment gains (losses) on FIA options are reported net of taxes of ($0.3), $0.4, ($0.5) and $0.1 for the three and tw elve months ended December 31, 2011 and 2010, respectively.

Symetra Financial Corporation

Consolidated Balance Sheet Data

(in millions, except per share data)

(unaudited)

	December 31 2011	December 31 2010
Assets
Total investments	$26,171.7	$23,500.2
Other assets	1,245.2	1,255.0
Separate account assets	795.8	881.7

Total assets	$28,212.7	$25,636.9

Liabilities and stockholders’ equity
Policyholder liabilities	$23,140.6	$21,591.5
Notes payable	449.2	449.0
Other liabilities	693.1	334.1
Separate account liabilities	795.8	881.7

Total liabilities	25,078.7	23,256.3

Common stock and additional paid-in capital	1,455.8	1,451.4
Retained earnings	664.7	496.7
Accumulated other comprehensive income, net of taxes	1,013.5	432.5

Total stockholders’ equity	3,134.0	2,380.6

Total liabilities and stockholders’ equity	$28,212.7	$25,636.9

Book value per share*	$22.77	$17.35

Non-GAAP financial measures
Adjusted book value	$2,120.5	$1,948.1

Reconciliation to stockholders’ equity
Total stockholders’ equity	$3,134.0	$2,380.6
Less: AOCI	1,013.5	432.5

Adjusted book value	2,120.5	1,948.1
Add: Assumed proceeds from exercise of warrants	218.1	218.1

Adjusted book value, as converted	$2,338.6	$2,166.2

Adjusted book value per share, as converted**	$16.99	$15.79

*	Book value per share is calculated based on stockholders’ equity divided by outstanding common shares plus shares subject to outstanding w arrants, totaling 137.613 and 137.192 as of December 31, 2011 and December 31, 2010, respectively.
**	Adjusted book value per share, as converted, is calculated based on adjusted book value, as converted, divided by outstanding common shares plus shares subject to outstanding w arrants, totaling 137.613 and 137.192 as of December 31, 2011 and December 31, 2010, respectively.

Symetra Financial Corporation

Reconciliation of Segment Pretax Adjusted Operating Income, Operating Revenues and Operating ROAE

(in millions)

(unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2011	2010	2011	2010
Segment pretax adjusted operating income (loss)
Benefits	$24.4	$21.0	$79.2	$71.6
Deferred Annuities	27.9	20.9	102.1	81.3
Income Annuities	6.5	10.9	35.1	33.2
Life	18.2	17.3	64.9	74.9
Other	(5.2)	(2.0)	(10.7)	(11.4)

Subtotal	71.8	68.1	270.6	249.6
Add: Net realized investment gains	34.1	23.0	7.0	39.8
Less: Net investment gains (losses) on FIA options	(0.7)	1.2	(1.4)	0.3

Income from operations before income taxes	$106.6	$89.9	$279.0	$289.1

Reconciliation of revenues to operating revenues
Revenues	$561.6	$495.4	$1,999.1	$1,878.5
Less: Net realized investment gains	34.1	23.0	7.0	39.8
Add: Net investment gains (losses) on FIA options	(0.7)	1.2	(1.4)	0.3

Operating revenues	$526.8	$473.6	$1,990.7	$1,839.0

	Twelve Months Ended December 31
	2011	2010
ROE	7.3%	9.3%
Average stockholders’ equity*	$2,730.6	$2,167.9
Non-GAAP financial measures
Operating ROAE	9.5%	9.8%
Average adjusted book value**	$2,033.7	$1,795.4

*	Average stockholders’ equity is derived by averaging ending stockholders’ equity for the most recent five quarters.
**	Average adjusted book value is derived by averaging ending adjusted book value for the most recent five quarters.